EXHIBIT 99.1

AT THE COMPANY	AT FRB/WEBER SHANDWICK
John L. Coker	Marilynn Meek — General Info (212) 661-8030
Vice President, Finance and Administration	Julie Tu – Analyst Info (212) 445-8456
and Chief Financial Officer	Suzie Pileggi – Media Info. (212) 445-8471
(301) 762-5260

FOR IMMEDIATE RELEASE
March 5, 2003

BIORELIANCE ANNOUNCES STOCK BUY BACK PROGRAM

Rockville, MD, March 5, 2003 – BioReliance Corporation (Nasdaq: BREL) announced today that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

The Board of Directors’ decision to authorize the buy back program was based upon the Company’s strong cash position and the Board’s confidence in BioReliance’s business strategy.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program extends over the next two years and may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with general corporate purposes.

The repurchase program will be funded using the Company’s working capital. As of January 31, 2003, the Company had cash and cash equivalents of approximately $38.6 million. As of March 5, 2003, there are approximately 8.5 million common shares outstanding.

BioReliance Corporation is a leading contract service organization providing testing, development and manufacturing services for biologics and other biomedical products to biotechnology and pharmaceutical companies worldwide. The Company was founded in 1947 as Microbiological Associates and believes that it is the largest provider of outsourcing services focused on the expanding biologics sector of the pharmaceutical industry.

BioReliance Corporation
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Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “extends,” “may be,” “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or similar words or phrases. Forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties are detailed from time to time in Forms 10-K, Forms 10-Q and other reports filed by BioReliance with the Securities and Exchange Commission, and include, without limitation, the following: (1) general economic and market conditions in the United States and the other countries in which BioReliance does business, (2) the size and growth of the overall market for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies, (3) the loss of significant contacts or customers, (4) the delay or cancellation of customer orders, and (5) the contractual outcome of governmental initiatives in response to the threat of terrorism. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.